ENHANCED INCOME OPTION FIXED ACCOUNT

Metropolitan Life Insurance Company

[200 Park Avenue

New York, New York 10166

Ph: 1-800-638-7732]

This Rider is part of the Contract and amends the contract as follows. In the case of a conflict with any provision of the Contract, the provisions of the Rider will control.

I.  DEFINITIONS - The following replaces the definition of “Account Balance” in the “Definitions” section:

ACCOUNT BALANCE: The sum of your interest in this Fixed Account option

The following is added to the “Definitions” section:

FIXED ACCOUNT: This option is backed by our General Account and pays interest guaranteed by us on Purchase Payments or transfers allocated to it.

II.  FIXED ACCOUNT - The following is added to the Contract:

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT VALUE - Your Fixed Account Value at any time during the Accumulation Period is equal to:

1.	the Purchase Payments allocated to the Fixed Account; plus
2.	interest credited to the Fixed Account; less
3.	any withdrawals taken from the Fixed Account and any applicable charges; less
4.	any applicable Premium and Other Taxes deducted from the Fixed Account.

INTEREST TO BE CREDITED - We guarantee that the interest credited to your Fixed Account Value will not be less than the Fixed Account Minimum Guaranteed Interest Rate shown on the Contract Schedule. We may credit additional interest at our discretion.

The interest rate for each amount allocated to the Fixed Account is set by us in advance. Thereafter, each year a new rate will apply to that amount plus the interest previously credited to that amount. The new rate will be set by us in advance and will apply for 12 months. Interest will be credited to the Fixed Account on a daily basis. We may declare interest rates for different one-year periods. If we do so we will tell you in advance.

DEFERRAL OF PAYMENTS FROM THE FIXED ACCOUNT - We reserve the right to defer payment for a withdrawal from the Fixed Account for the period permitted by law but for not more than six (6) months after Notice to us.

Metropolitan Life Insurance Company has caused this Rider to be signed by its [Secretary].

[/s/ Timothy Ring]

[Timothy J. Ring]

[Secretary]]

[ Contract Number: [1234567____________]

[Owner Name]: [_John Doe______________]]